Exhibit 10.3

 CONFIDENTIAL EMPLOYMENT SEPARATION

AND GENERAL RELEASE AGREEMENT

This Confidential Employment Separation and General Release Agreement (“Agreement”) is between Mike Mohan (EID 421704)  for himself and his heirs, executors, administrators and assigns (hereinafter “Executive”), and Best Buy Co., Inc. and Best Buy Enterprises Service, Inc.,  as well as their direct and indirect subsidiaries and related entities and affiliates, foreign and domestic, whether or not controlled by Best Buy Co., Inc.  (hereinafter collectively “Best Buy”).

WHEREAS, Executive’s employment with Best Buy ended on July 1,  2021 (“Separation Date”); and

WHEREAS, through this Agreement, Best Buy will provide Executive with consideration, for which Executive agrees to undertake the obligations described in this Agreement;

IT IS HEREBY AGREED by and between Executive and Best Buy, as follows:

1. Executive acknowledges that, as of his Separation Date, his employment relationship and all officer and director positions with Best Buy ended.

2. Executive fully and forever waives, releases, acquits and discharges Best Buy, as well as any and all of its past, current and future parent, subsidiary and affiliated companies, predecessors and successors thereto, as well as their respective officers, directors, agents, employees, affiliates, representatives, shareholders, assigns, and other affiliated or related persons or entities, and all benefit plans sponsored by them or their insurers, successors, and assigns (“Releasees”), from any and all legally waiveable claims, actions, charges, complaints, grievances and causes of action in any way based upon, connected with or related to his employment with Best Buy, whether now known or unknown, including but not limited to the following:

a.

Claims related to his recruitment and hiring by Best Buy, his employment with Best Buy, any applications by him for other positions within Best Buy, the terms and conditions of his employment, and/or the termination of his employment, including but not limited to, claims for bonuses or other pay, claims of tort, breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, discrimination, harassment, retaliation, violation of public policy, fraud, intentional or negligent misrepresentation, defamation, personal injury, or infliction of emotional distress;

b.	Any statutory, civil, administrative, or common law claims, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed; and
c.	Any claims arising from rights under federal, state, or local laws and regulations, including but not limited to claims brought under:
i.	Title VII of the Civil Rights Act of 1964,
ii.	Sections 1981 through 1988 of Title 42 of the United States Code,

iii.	The Age Discrimination in Employment Act,
iv.	The Older Workers Benefit Protection Act,
v.	The Employee Retirement Income Security Act of 1971,
vi.	The Equal Pay Act of 1963,
vii.	The Americans with Disabilities Act of 1990,
viii.	The ADA Amendments Act of 2008,
ix.	The Family and Medical Leave Act,
x.	The Worker Adjustment and Retraining Notification Act (WARN),
xi.	The False Claims Act, and
xii.	Any state or local anti-discrimination statute, ordinance or other law.

Executive understands that nothing contained in this Agreement limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Best Buy.  Further, while this Agreement releases all claims Executive may have to monetary damages in connection with a charge or complaint he files with a Government Agency, it does not apply to, and does not release, his right to receive a monetary award for providing information to any Government Agencies (i.e., a whistleblower award).

Nothing in this Agreement is intended to affect any obligation Best Buy may have under existing law or Best Buy’s articles, bylaws or insurance policies to defend and indemnify Executive in the event a claim is asserted against him for acts within the course and scope of employment, or to affect Executive’s right to seek enforcement of this Agreement.

3. Executive agrees and represents that it is within his contemplation that he may have claims against the Releasees of which, as of the date he signs this Agreement, he has no knowledge or suspicion, but he agrees and acknowledges that this Agreement extends to all claims in any way based upon, connected with or related to his employment with Best Buy, whether or not known, claimed or suspected by him.

4. Executive represents that he is unaware of any facts that may constitute a violation by him of Best Buy’s Code of Conduct and/or any legal obligations.
5. Best Buy, for and in consideration of the undertakings of Executive as set forth herein, and intending to be legally bound, agrees to provide Executive with the following:

a.

Best Buy will pay Executive a lump sum payment of  $2,000,000.00, the equivalent of 24 months of base salary.  This payment will be less employment tax withholdings, and will be made within 30 days after Executive signs and returns this Agreement to Best Buy, as long as Executive has not exercised his right of revocation in the time permitted hereunder.  A pro-rata portion of the base salary payment is subject to repayment in the event of Executive’s rehire.

b.

Best Buy will pay Executive a second lump sum payment of  $25,000.00. This payment will be less employment tax withholdings, and will be made within 30 days after Executive signs and returns this Agreement to Best Buy, as long as Executive has not exercised his right of revocation in the time permitted hereunder.

c.

Best Buy will provide Executive, at Company expense, for one month following his Separation Date, COBRA continuation coverage for him and his covered dependents for group medical, dental and vision under the Best Buy Health and Welfare Wrap Plan, or any successor Best Buy plans, if he is/they are participating in these programs as of his Separation Date, and at the coverage level and coverage option in place at the time of his Separation Date.  Executive authorizes Best Buy to elect COBRA continuation coverage for him and his COBRA-eligible dependents for the coverage level and coverage options in which they are enrolled as of Executive’s Separation Date, and Executive agrees to inform his COBRA-eligible dependents that they are so enrolled.

Best Buy will provide Executive a lump sum payment of $24,000.00, the equivalent of 150% of estimated COBRA payments for a 23 month time period, and estimated group basic life insurance for a 17 month time period~~,~~ if he and his covered dependents, if any, are participating in Best Buy’s benefit programs as of his Separation Date, and based on the coverage level and coverage option in place at the time of his Separation Date.

d.

Best Buy will continue to pay the premiums for Executive’s group basic life insurance for a one month period, at no cost to Executive.  This continued provision of life insurance will run concurrently with any continuation rights under state law.  As required by applicable tax law, Best Buy will report as taxable income to Executive (on IRS Form W-2) the cost of any subsidized coverage in excess of the cost of $50,000 of coverage for the calendar year(s) in which Executive receives this coverage.  Best Buy will also, on Executive’s behalf, remit to relevant tax authorities Executive’s required withholding social security and Medicare taxes relating to the life insurance subsidy (including withholding taxes on the remittance itself). If Executive’s actual tax liability is higher than the remittance, any additional tax liability relating to the life insurance subsidy will be Executive’s responsibility. Executive is also responsible for paying state and federal income taxes relating to the life insurance on his income tax return.

This Agreement is intended to qualify as an involuntary separation arrangement that is exempt from Section 409A of the Internal Revenue Code (“Section 409A”). Each payment made under this Agreement shall be treated as a separate payment for purposes of Section 409A. Specifically, any benefits paid within the Applicable 2½ Month Period (as defined below) are intended to constitute separate payments (for purposes of Treasury Regulation § 1.409A-2(b)(2)) that are exempt from Section 409A pursuant to the “short-term deferral” rule set forth in Treasury

Regulation § 1.409A-1(b)(4). To the extent that the Company determines that any provision of this Agreement fails to satisfy Section 409A’s requirements, the Company shall be entitled to reform such provision in a manner that, in the good-faith opinion of the Company, attempts to cause the provision to satisfy those requirements while preserving as closely as possible the original intent of the provision and this Agreement. “Applicable 2½ Month Period” means the period beginning on Executive’s Separation Date and ending 2½ months after the later of (i) the end of the calendar year in which Executive’s Separation Date occurred, or (ii) the end of the Company’s fiscal year in which Executive’s Separation Date occurred.

6. Except as set forth herein, it is agreed and understood that Best Buy will not have any obligation to provide Executive at any time in the future with any payments, benefits or considerations other than those recited in Paragraph  5 above, other than any vested benefits to which Executive may be entitled under the terms of Best Buy’s benefit plans.

7. This Agreement does not supersede any of Executive’s performance share award, restricted share award and/or stock option award agreements, including the provisions therein regarding confidentiality, noncompetition and nonsolicitation.

8. Executive acknowledges that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by Best Buy, and that this Agreement is made voluntarily to provide an amicable conclusion of his employment relationship with Best Buy.

9. Executive covenants that he has returned all items of property and documents in his possession belonging to Best Buy.

10. Executive covenants that he has not communicated or disclosed, and he shall not hereafter communicate or disclose, the terms of this Agreement to any persons with the exception of members of his immediate family, his attorney, and his accountant or tax advisor, each of whom shall be informed of this confidentiality obligation and shall be bound by its terms, and with the exceptions of any taxing authority, as might otherwise be required by law, and for purposes of enforcing this Agreement. Executive may, however, disclose the provisions of Paragraphs 13-15 to prospective employers and recruiters.

11. Executive agrees that he shall not take any action that is adverse to Best Buy’s business interests or make any critical or negative statement, either written or verbal, about the Releasees, including but not limited to critical or negative comments about Best Buy, its officers, directors, managers, employees, or its operations, procedures, activities, services, policies and practices.

12. Executive agrees that he shall not communicate or disclose to the press or other public media any information concerning Best Buy, its business, human resources or employee relations practices.
13. By signing this Agreement, Executive agrees to the restrictions and agreements contained in this Paragraph 13 (the “Restrictive Covenants”).
a.	Competitive Activity.

For one year following Executive’s Separation Date, he shall not as an employee, director, officer, manager, executive, partner, independent contractor, board member, consultant or technical or business advisor (or any foreign equivalents of the foregoing) engage or assist any of the US, Canadian, or Mexican activities and operations of any of the following companies or their respective affiliates, subsidiaries and successors to all or substantially all of the business of: Amazon, Apple, AT&T, Barnes and Noble, Brookstone, Buy.com, Costco Wholesale Corporation, Dell, Ebay, GameStop, Google, Hewlett-Packard, Newegg, OfficeMax, Office Depot, Samsung, Sony, Sprint, Staples, T-Mobile, Target, Verizon and Wal-Mart; provided, however, that Executive may be a passive holder of not more than 1% of the combined voting power of the outstanding stock of any of the above that are a publicly held company as long as Executive is not otherwise engaged in that company's business.

Executive further agrees that he will not own or hold, directly or beneficially, as a shareholder (other than as a shareholder with less than 1% of the outstanding common stock of a publicly traded corporation), option holder, warrant holder, partner, member or other equity or security owner or holder of any of the companies identified above, or their respective affiliates, subsidiaries and successors.

b.	Non-Solicitation. For one year following Executive’s Separation Date, he shall not:
i.	induce or attempt to induce any employee of Best Buy to leave the employ of Best Buy, or in any way interfere adversely with the relationship between any such employee and Best Buy;
ii.

induce or attempt to induce any employee of Best Buy to work for, render services to, provide advice to, or supply confidential information, as described in Best Buy’s confidential information policies (“Confidential Information”), to any third person, firm, or corporation;

iii.	employ, or otherwise pay for services rendered by, any employee of Best Buy in any of the companies identified in Paragraph 13 (a) above, or their respective affiliates, subsidiaries and successors;
iv.

induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Best Buy to cease doing business with Best Buy, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor or other business relation and Best Buy; or

v.

assist, solicit, or encourage any other person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Paragraph 13 if such activity were carried out by Executive.  In particular, Executive will not, directly or indirectly, induce any employee of Best Buy to carry out any such activity.

14.	Executive agrees:
a.

That he shall not disclose to anyone, nor use for his or a third party’s benefit, any CONFIDENTIAL information, as defined in the Best Buy Confidentiality Policy.    Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.  Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If Executive files a lawsuit for retaliation for reporting a suspected violation of law,  he understands  he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if he files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

b.

To abide by any previous agreements to assign to Best Buy, all of his right, title, and interest in any inventions, works of authorship, designs, ideas, trademarks, or trade secrets, whether or not patentable or registrable, that he created, conceived, or reduced to practice, during his employment with, and within the scope of his duties as an employee of Best Buy, its subsidiaries and affiliates (collectively referred to as “Best Buy Companies Intellectual Property”).  Furthermore, he hereby assigns to Best Buy all of his right, title, and interest in Best Buy Companies Intellectual Property.  Any invention, discovery, innovation or improvement that he can show was developed entirely on his own time and without the use of any of Best Buy’s equipment, supplies, facilities, or Confidential Information and: (1) does not relate to the business of Best Buy or its actual or anticipated research or development; or (2) does not result from any work performed by him for Best Buy, shall not be part of the Best Buy Companies Intellectual Property.  He agrees that he will, at any time upon request and without further consideration, execute additional documents and do additional acts as Best Buy may deem necessary or desirable to perfect its interest in the Best Buy Companies Intellectual Property.

15. Executive agrees that his obligations under this Agreement, including his  obligations under Paragraphs 13 and 14, are reasonable in subject matter, scope, geography and time, and are reasonable and necessary for Best Buy to protect its legitimate business interests.  Executive further agrees that these obligations shall not prevent him from pursuing or obtaining other employment or earning a living utilizing his skills, education, experience and knowledge of information that is not Confidential Information.  In the event that any portion of Paragraphs 13 or 14 of this Agreement, including all of their subparts, shall be determined to be unenforceable because it is unreasonably restrictive in any respect, it shall be interpreted and/or modified to extend over the maximum period of time for which it reasonably may be enforced and to the maximum extent for which it reasonably may be enforced in all other respects, and enforced as so interpreted and/or modified.  Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

16. Executive agrees that a breach of any of the provisions of Paragraphs 13 or 14 would cause material and irreparable harm to Best Buy that would be difficult or impossible to measure, and 6 that damages or other legal remedies available to Best Buy for any such harm would, therefore, be an inadequate remedy for any such breach.  Accordingly, Executive agrees  that if he breaches any of the provisions of Paragraphs 13 or 14, Best Buy shall be entitled, in addition to and without limitation upon all other remedies Best Buy may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach.  Executive further agrees that the duration of the Restrictive Covenants shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

17. Executive agrees to refrain from voluntarily participating in, or assisting others in, any  legal proceedings against Best Buy.  However, Executive is not prohibited from cooperating in a governmental investigation, from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Executive does not need Best Buy’s authorization to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures.

18. Executive agrees to reasonably cooperate with Best Buy and its attorneys in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of Best Buy by any third party against Best Buy or by Best Buy against any third party and with respect to which Executive has knowledge.  Executive also agrees to reasonably cooperate in any internal or external investigations as may be requested by Best Buy.  Executive agrees that his reasonable cooperation shall include, but not be limited to, being reasonably available to meet with Best Buy’s investigator or counsel to provide relevant information, to prepare for discovery, mediation, arbitration, trial, administrative hearing or other proceedings, and to act as a witness when requested by Best Buy at reasonable times and locations designated by Best Buy.  Best Buy agrees to reimburse Executive for his reasonable out of pocket costs in providing cooperation under this Section, including travel expenses, meals and lodging, but not for his time.

19. Executive hereby acknowledges that:
a.	he is hereby advised by Best Buy to consult with an attorney of his own choice regarding this Agreement, and has had the opportunity to do so;

b.	he is hereby offered copies of any and all plan documents referred to in this Agreement, as well as any documents which he feels he otherwise wishes to review in advance of signing this Agreement;

c.	through this Agreement, he will receive substantial consideration for which he agrees to undertake the obligations set forth in this Agreement;

d.	he has the intention of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges as adequate and satisfactory to him; and

e.	neither Best Buy nor any of its agents, representatives or attorneys has made any representations to Executive concerning the terms or effects of this Agreement other than those contained herein.

20. This Agreement shall be governed by, and interpreted under, the laws of the State of Minnesota without giving effect to any conflict of laws provisions or canons of construction that construe agreements against the draftsperson.  Further,  any disputes regarding Executive’s employment or employment termination, or this Agreement, are subject to Best Buy’s Arbitration Policy, and this Agreement does not supersede that Policy.   The enforceability and interpretation of that Policy are governed by the Federal Arbitration Act.

21. Executive has the right to take 45 days to consider whether to sign this Agreement.  If Executive does sign this Agreement, he then has the right to revoke this Agreement within 15 days after he signs it by giving written notice of such revocation to Best Buy (Attention: Charlie Montreuil, 7601 Penn Ave. South, Richfield, Minnesota 55423).  If Executive exercises this right of revocation, this Agreement shall be null and void.

22. The parties affirm that the terms stated herein are the only consideration for signing this Agreement, and that no other representations, promises, or agreements of any kind have been made to them by any person or entity whatsoever to cause them to sign this Agreement.

23. The parties agree that if any provision, or portion of a provision, of this Agreement is, for any reason, held to be unenforceable, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the invalid or unenforceable provision and will be interpreted so as to effect, as closely as possible, the intent of the parties hereto.

EXECUTIVE VERIFIES: I HAVE READ THIS AGREEMENT AND UNDERSTAND IT.  I HAVE HAD SUFFICIENT TIME TO CONSIDER THIS AGREEMENT’S TERMS AND AM SIGNING IT VOLUNTARILY, WITH THE INTENT OF RELEASING BEST BUY AND THE OTHER RELEASEES FROM ALL CLAIMS RELATED TO MY EMPLOYMENT AND EMPLOYMENT TERMINATION.

Dated:__________________________ Dated:__________________________	___________________________________ Mike Mohan Best Buy, as defined above By: _______________________________ Name: _____________________________ Title: _____________________________